EXHIBIT 10.2

CDHP Marketing Plan Agreement
     This Marketing Plan Agreement (the “Agreement”) is made as of September 25, 2006, by and between WebMD Health Corp., with offices at 111 Eighth Avenue, New York, NY 10011 (“WebMD”), EBS Master LLC (“Master LLC”), Envoy Corporation (“Envoy”), and Advanced Business Fulfillment LLC (“ABF”).
RECITALS
     WHEREAS, WebMD, Envoy and Master LLC have entered into the Amended and Restated Business Services Agreement dated as of September 25, 2006 (the “BSA”);
     WHEREAS, ABF provides print EOB services, which include printing, copying and mailing EOBs directly to participating members and ABF generally charges service fees for such EOB services as well as pass-through fees for paper, other materials, printing, inserting and postage costs, and is seeking to provide an EEOB that is intended to replace print EOBs and provide similar capability in an electronic format;
     WHEREAS, in general the parties contemplate offering customers the opportunity to reduce costs when they shift participating members from paper EOBs to electronic EOBs;
     WHEREAS, WebMD has developed or licensed certain proprietary interactive online personal health management products and tools which are hosted on servers and made available by means of the Internet,
     WHEREAS, ABF is in the business of providing outsourcing of paid-claims communications services to its Customers, such as printing and mailing of checks and remittance advices to providers and EOBs to plan members (the “ABF Services”); and
     WHEREAS, the parties contemplate offering certain of WebMD’s online health management services in connection with electronic EEOBs as provided herein to certain ABF customers and the offering by ABF of a personal financial record in conjunction with ABF Services to certain other customers as provided herein, subject to the terms of this Agreement described herein.
     NOW, THEREFORE, in consideration of the covenants contained in this Agreement, the Parties, intending to be legally bound, agree as follows:
TERMS AND CONDITIONS
Section 1. DEFINITIONS.
Unless otherwise defined in the Glossary, the capitalized terms used in this Agreement shall be defined in the context in which they are used.
Section 2. OWNERSHIP OF INTELLECTUAL PROPERTY; GRANT OF LICENSES; MARKETING OF TOOLS.
2.1. Subject to the terms of this Agreement, WebMD grants to ABF a non-exclusive, non-transferable, limited right and license during the term of this Agreement to: (a) access, display, perform, and use the Tools, the Personal Financial Record Application, Customized Pages and Promotional Material as expressly set forth in this Agreement; and (b) grant End Users and Customers the right to access, display, perform and use the Tools, the Personal Record Application and Customized Pages for personal, non-commercial purposes associated with their use of the WebMD portal provided for End Users’ access with no right to sublicense (the “Site”). Nothing herein will be construed as a right to allow ABF to offer the Tools or Personal Financial Record Application to any third party in any manner other than as provided herein. ABF shall enter into an agreement with each ABF Customer pursuant to which it provides the Tools to such Customer pursuant to Section 2.8 and each Third Party pursuant to which it provides the Personal Financial Record Application pursuant to Section 2.10. Any agreement between ABF and a customer shall contain terms of use no broader than those set forth herein and shall contain disclaimers and limitations similar to those disclaimers and limitations as set forth herein. ABF acknowledges and agrees that WebMD shall not be responsible for any representation or warranties made by ABF to its customers regarding the Tools or Personal Financial Record Application.
2.2. WebMD grants to ABF a world-wide, royalty-free, non-exclusive, non-transferable license, with no right to sublicense, during the Term of this Agreement to use the WebMD Marks solely in connection with the Site and to perform its obligations hereunder, in accordance with the terms and conditions of this Agreement. Title to and ownership of the WebMD Marks shall remain with WebMD. ABF shall use the WebMD Marks in conformance with any trademark usage policies of which it is notified in writing. ABF shall submit all proposed uses the WebMD Marks, the Promotional Material and all other documentation and materials referencing the Tools to WebMD for prior written approval and shall not use the WebMD Marks, the

Promotional Material or the documentation and materials without such approval, which may be withheld in WebMD’s sole discretion. WebMD reserves the right to review any approved use of the WebMD Marks, the Promotional Material and the documentation and materials and to require changes thereto.
2.3. ABF grants to WebMD a non-exclusive right to use, reproduce, copy, transmit, distribute, publicly perform and/or display the ABF Marks and ABF Content in connection with the Tools and Customized Pages to perform its obligations hereunder in accordance with the terms of this Agreement. Title to and ownership of the ABF Marks shall remain with ABF. WebMD shall use the ABF Marks in conformance with what ABF has approved of in writing. WebMD shall submit all proposed uses the ABF Marks to ABF for prior written approval and shall not use the ABF Marks without such approval, which may be withheld in ABF’s sole discretion. ABF reserves the right to review any approved use of the ABF Marks and to require changes thereto
2.4. ABF shall not (and shall not contractually permit any of its customers to) sell, rent, lease, lend, sublicense, distribute, or otherwise transfer or provide access to the Tools, the Personal Financial Record, the Promotional Material and the Customized Pages (or any part thereof) to any person, firm, or entity except as expressly authorized herein.
2.5. ABF agrees not to (and will require that its customers contractually agree not to) modify, adapt, alter or create derivative works from the Tools, the Personal Financial Record Application or the Promotional Materials or any subpart thereof (including proprietary markings), or to merge the Tools, the Personal Financial Record or any subpart thereof (including proprietary markings) with other services or software.
2.6. WebMD owns all copyright and other proprietary rights in the Promotional Materials, the Tools, the Personal Financial Record Application, and any customization and all other extensions and Enhancements created pursuant to this Agreement or otherwise. ABF acknowledges and agrees that this is a license agreement and not an agreement for sale. As such, Licensor assigns no copyrights. As between the parties, all rights, title and interest in and to the Promotional Materials, the Tools, the Personal Financial Record Application, including all updates, upgrades, bug fixes, modifications, enhancements and new versions of the Tools and the Personal Financial Record Application and all worldwide intellectual property rights that are embodied in, related to, or represented by the Tools, the Personal Financial Record Application and the Promotional Materials are, and at
all times will be, the sole and exclusive property of WebMD or its licensors, as the case may be.
2.7. All rights not expressly granted in this Agreement are reserved to WebMD.
2.8 Integrated Product Offering. During the Term of this Agreement, ABF agrees to use reasonable commercial efforts to market the Tools (including the Personal Financial Record Application) to its Customers (and potential Customers), with less than 250,000 lives (collectively, “ABF Customers”), as permitted hereunder in accordance with the marketing and promotional guidelines provided by WebMD from time to time. ABF will only offer to ABF Customers the Tools: (i) as an integrated product solution that integrates the Tools with the member-centric electronic EOB (e.g., electronic explanation of benefit) transaction services for the benefit of End Users of ABF Customers via the Site (hereinafter, the “Integrated Product”); or (ii) as agreed to in advance by WebMD in other cases. ABF shall use reasonable best efforts to increase the pricing for the Tools at the same percentage that ABF increases the price for its other services. Notwithstanding the foregoing, pricing for ABF Services when integrated with the Integrated Product shall be comparable and consistent to the pricing for such ABF Services when sold separate from the Integrated Product.
2.9 The pricing set forth on Schedule A payable by ABF shall apply to the Tools set forth on such Schedule as part of the Integrated Product for the ABF Customers. In no event shall ABF offer the Integrated Product (or any online health or benefit management service or product comparable to any of the Tools or the Personal Financial Record Application, whether or not integrated with an EEOB (collectively, “Online Health Tools”), to any other third party, including but not limited to, customers or potential customers with more than 250,000 lives (each a “Third Party”). In the event ABF so determines to offer the Integrated Product (or any Online Health Tool) to any Third Party, ABF shall notify WebMD of the opportunity in advance of such proposed offering in order to discuss how WebMD wishes to proceed. This will be handled by WebMD on a case by case basis and WebMD retains the sole discretion as to whether ABF may offer the Integrated Product (or such other Online Health Tool) and pricing for such product to the Third Party and, if so, the pricing and other terms that ABF may provide to such Third Party. In the event that ABF desires upgrades, enhancements, modifications or new features to the Tools or Personal Financial Record (collectively, “Upgrades”) after the date hereof, the parties will meet to discuss the terms under which Upgrades may be provided by WebMD, however, the provision of Upgrades will require mutual consent of both parties in writing.

2.10 Personal Financial Record Application. WebMD shall use good faith efforts to develop, at its expense, an online Personal Financial Record application as described herein (the “Personal Financial Record Application”) within twelve (12) months following the date of this Agreement. The basic features of the Personal Health Record Application are as described in the separate document agreed to by the parties. ABF agrees that the Personal Financial Record Application may only be offered and provided by ABF as an integrated part of the ABF Services to Customers or potential Customers of ABF that exceed 250,000 lives (“ABF Large Customers) and subject to the terms of this Agreement. ABF shall keep WebMD apprised of its marketing efforts related to the Personal Financial Record Application as part of the ABF Services as provided in this Section 2.10. In the event that in connection with the sale of the Personal Financial Record Application by ABF as provided in this Section 2.10, an ABF Large Customer requests any Online Health Tools, ABF will advise WebMD and WebMD may determine how or if to proceed in connection with the sale of Online Health Tools to such customer by WebMD. If WebMD elects to proceed to negotiate the provision of Online Health Tools to such customer, WebMD will determine the terms under which such Online Health Tools will be provided by WebMD, and WebMD shall contract directly with such customer for the Online Health Tools and shall retain all fees it receives from such customer and WebMD shall not be required to pay any amounts to ABF as it relates to such customer.
2.11 During the term of this Agreement, WebMD will be the exclusive provider to ABF of the Tools, the Personal Financial Record Application and any other Online Health Tools Except as permitted by the terms of Section 2.8 or 2.10, ABF agrees that, during the term of this Agreement, ABF shall not market or provide any online health or benefit management products or services comparable to any of those included in the Tools or the Personal Financial Record Application to any third party, regardless of the such customer’s or potential customer’s number of lives. The obligations applicable to the Purchaser, ABF and Envoy under this Agreement are in addition to the terms of the BSA. Notwithstanding anything to the contrary in this Section 2.11 or this Agreement, nothing in this Agreement is intended to restrict or limit the offering or sale by WebMD of any product or service to any third party.
Section 3. FEES AND PAYMENT.
3.1 ABF shall pay to WebMD a monthly fee per Participating Member for the Tools provided pursuant to
Section 2.8 above based on the aggregate number of Participating Members (as part of the ABF Services provided by ABF to ABF Customers and End Users for a subscription, use or other type of fee) (“PPPM Fee”) in accordance with the Pricing Schedule attached as Schedule A hereto. ABF shall notify WebMD within ten (10) days of acquiring a new ABF Customer who will be using the WebMD services, and shall include in such notification the number of Participating Members and End Users associated with the Customer. The payments terms set forth in Schedule A are exclusive of any applicable taxes. ABF shall be solely responsible for any applicable sales, use or other like taxes based upon WebMD’s fees for providing its services hereunder, excluding however taxes based upon WebMD’s net income.
3.2 ABF shall pay to WebMD a monthly fee per Eligible Member for the Personal Financial Record Application provided pursuant to Section 2.10 above based on the aggregate number of Eligible Members (as part of the ABF Services provided by ABF to ABF Large Customers and End Users (“PEPM Fee”) in accordance with the separate document agreed to by the parties. ABF shall notify WebMD within ten (10) days of acquiring a new ABF Large Customer who will be using the Personal Financial Record Application, and shall include in such notification the number of Eligible Members and End Users associated with the ABF Large Customer. The payments terms set forth in the separate document are exclusive of any applicable taxes. ABF shall be solely responsible for any applicable sales, use or other like taxes based upon WebMD’s fees for providing its services hereunder, excluding however taxes based upon WebMD’s net income.
3.3 ABF shall pay the Initial One-Time Fee as outlined on Schedule A for the integration of the Tools into the ABF Services pursuant to Section 2.8. Subject to the terms of this Agreement, WebMD shall develop Customized Pages for ABF. ABF will receive the specific integration services as described in Schedule C in exchange for the fees set forth in Schedule A. Within thirty (30) days following the Effective Date of this Agreement, the parties will finalize Schedule C, the general form of which is attached hereto as Schedule C. In the event that ABF desires additional integration or customization services beyond those specified in Schedule C, the parties shall negotiate a mutually agreeable work order, provided, however, the WebMD hourly rate shall be at WebMD’s standard rates for similarly situated parties. WebMD shall not perform such additional integration or customization work until the associated work order is executed by both parties.
3.4 If the Parties agree to add a New Product or New Service, the fees set forth in Schedule A may be revised by

WebMD. Any fee revision executed after the date of this contract is subject to approval and thirty (30) day notice by and to ABF.
3.4 ABF will keep accurate records sufficient to verify ABF’s compliance with the terms of this Agreement, including calculation of all payments due to WebMD and will provide copies of such records to WebMD on a monthly basis; provided, however, that ABF shall make available to WebMD all supporting documentation sufficient to calculate such payments within fifteen (15) business days after receiving written request from WebMD. During the term of this Agreement and for a period of one year following termination or expiration of this Agreement, WebMD shall have the right to audit and review the books and records of ABF in order to verify ABF’s compliance with the terms of this Agreement and verify that it has made all payments required to be made under this Agreement. WebMD will be responsible for the cost of the audit.
Section 4. TERM; RENEWAL; TERMINATION.
4.1. This Agreement will commence on the Effective Date and continue for five Contract Years (the “Initial Term”), unless terminated by the parties in accordance with this Section 4 of this Agreement. This Agreement shall automatically renew for successive twelve (12) month Contract Years after the fifth anniversary of the Effective Date, unless either party notifies the other party in writing of its intent to terminate the Agreement as of the end of the Initial Term, or its then current term after the Initial Term, at least sixty (60) days prior to expiration of Initial term or the then-current term, as applicable, in accordance with the notification provisions of this Agreement.
4.2 Commencing twelve (12) months after the date of this Agreement, WebMD may terminate this Agreement without cause at any time without liability or further financial obligation upon one hundred eighty (180) days written notice to ABF, Envoy and Master LLC.
4.3. In the event either party materially breaches this Agreement and fails to cure such breach within 30 days following receipt of written notice concerning the breach, the other party may terminate this Agreement.
4.4. Upon expiration or termination of this Agreement for any reason, WebMD, with ABF’s reasonable assistance if necessary, may contact End Users via email or other similar communication to advise them of their options regarding transfer or disposition of their information.
4.5. Upon expiration or termination of this Agreement
for any reason, all fees and charges set forth in Section 3 will be immediately due and payable, and ABF shall promptly discontinue all further use of WebMD Marks and all further use of the Tools.
4.6 Upon termination of this Agreement for any reason (except for termination by WebMD due to a breach by ABF, Master LLC or Envoy), at ABF’s election, for those customers receiving the Tools or Personal Financial Record Application as of the effective date of termination as to which ABF has continuing contractual obligations to deliver the Tools or Personal Financial Record Application, WebMD shall continue to provide the Tools or Personal Financial Record Application in accordance with this Agreement for a period of up to one (1) year from the effective date of termination (the “Transition Period”) in order to facilitate an orderly transition to another provider. During such Transition Period, ABF shall continue to pay WebMD for all customers that continue to receive access to the Tools or Personal Financial Record Application during the Transition Period at the applicable prices for the Tools or Personal Financial Record Application at the time of termination. The terms of this Agreement applicable to such customers shall remain in full force and effect during such Transition Period.
Section 5. RESPONSIBILITIES; CHANGE CONTROL PROCEDURES; DELIVERY AND ACCEPTANCE
5.1 WebMD shall: (a) provide service level guarantees to ABF in accordance with the Service Level Agreement, attached hereto as Schedule D; and (b) provide ABF with maintenance as described on Schedule C attached hereto; and (c) comply with all the provisions of Section 9, below, for the protection of End User data.
5.2 ABF shall: (a) provision, secure and maintain the appropriate hardware and software necessary to implementation and use and access the Tools; (b) collaborate with WebMD to implement placement and promotion of the Tools as detailed in the final Implementation Plan specified in Schedule C; and (c) comply with all the provisions of Section 9, below, in protecting End User data.
5.3 ABF shall market the Tools and the Personal Financial Record Application as provided by the terms of this Agreement, and provide implementation and support services to its Customers and End Users (“ABF Obligations”). ABF Obligations shall include but not be limited to marketing, rollout scheduling, project planning, management and other such resources as may be reasonably necessary for implementation and rollout and comprise those other activities set out and described in Schedule G, which is attached hereto and made a part hereof.
5.4 Upon effectiveness of this Agreement and on an ongoing basis thereafter, ABF and WebMD shall meet to discuss ABF marketing efforts under the Agreement.
5.5 ABF may request (or WebMD may suggest) that reasonable changes be made to the scope of Schedule C. WebMD may (at its sole discretion) provide ABF with a written change proposal setting forth the proposed adjustments to Schedule A and Schedule C (such as price adjustments, schedule impact, etc.). If ABF is in agreement with the change proposal, ABF will indicate its acceptance of such proposal by signing such proposal or otherwise entering into a written agreement or amendment with WebMD. WebMD shall have no responsibility to proceed with any requested or proposed change until WebMD’s change proposal is accepted in writing by ABF. Upon ABF’s acceptance of a change proposal, Schedule A and Schedule C shall be deemed to be modified as specified in such change proposal.
5.6 ABF shall provide plan data information relevant to ABF Customers’ health plans and updates thereto (“Plan Data”) as often as is deemed reasonably necessary by ABF to keep the Plan Data current and accurate, consistent with the provisions of Schedule C. WebMD agrees to implement changes to such Plan Data as promptly as practicable. WebMD acknowledges that Plan Data provided by ABF hereunder has been furnished to ABF by the relevant health plans and/or ABF Customers. WebMD shall not be responsible for the accuracy of any Plan Data furnished to WebMD.
Section 6. REPRESENTATIONS; WARRANTIES; AND DISCLAIMERS
6.1 Each Party hereby represents and warrants that: (a) it is a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation; (b) it has full power and authority to enter into this Agreement; and (c) it shall use, exchange and forward PHI in compliance with all applicable laws and regulations.
6.2 WebMD represents and warrants that the Tools will substantially conform in all material respects to the requirements of Schedule C when used in accordance with the technical requirements specified by WebMD and that the Personal Financial Record Application will perform in accordance with the specifications set forth in the document agreed to by the parties. In the event that the Tools fail to perform in accordance with this warranty, ABF shall promptly inform WebMD of such fact, and, as ABF’s sole and exclusive remedy, WebMD shall either (a) repair or replace the Tools or Personal Financial Record Application to correct any defects in performance without any additional charge to ABF, or (b) in the event that such repair or replacement cannot be done within a reasonable time and at a reasonable cost, terminate the Agreement and provide ABF, as ABF’s sole remedy, with a pro rata refund of the unused, prepaid license fees paid to WebMD hereunder with respect to such calendar year.
6.3 ABF represents and warrants that: (a) it has all right, title and interest to use any of the ABF Content it provides to WebMD; (b) is solely responsible to the Customer or the End User for his or her use of such ABF Content; (c) it will not use (or contractually allow use of) the Tools, the Personal Financial Record Application and the Customized Pages in a manner that is prohibited by any law or regulation or any WebMD policy; and (d) it has or will gain contractual assurance from its customers, prior to use, that the relevant health plan’s privacy notices permit WebMD to use and transfer data to customer or the relevant health plan in accordance with the WebMD Privacy Policy.
6.4 THE TOOLS, THE PERSONAL FINANCIAL RECORD APPLICATION AND ALL OTHER DELIVERABLES HEREUNDER ARE PROVIDED “AS IS.” EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.2 ABOVE, WEBMD DOES NOT WARRANT AND SPECIFICALLY DISCLAIMS ANY REPRESENTATION THAT THE TOOLS, THE PERSONAL FINANCIAL RECORD APPLICATION AND ALL OTHER DELIVERABLES HEREUNDER, THE PROMOTIONAL MATERIAL, ANY DOCUMENTATION, ANY ADDITIONAL WORK, OR ANY COMPONENT OF ANY OF THE FOREGOING, WILL MEET ABF’S, ENVOY’S OR THE PURCHASER’S REQUIREMENTS OR THAT ABF’S USE OF THE TOOLS, THE PERSONAL FINANCIAL RECORD APPLICATION OR ANY OTHER DELIVERABLE HEREUNDER WILL BE UNINTERRUPTED OR ERROR FREE. THE EXPRESS WARRANTIES IN SECTION 6.2 ARE IN LIEU OF ALL OTHER WARRANTIES BETWEEN THE PARTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND SUCH WARRANTIES ARE HEREBY DISCLAIMED. ABF ACKNOWLEDGES THAT IT HAS RELIED ON NO WARRANTIES OTHER THAN THE EXPRESS WARRANTIES IN THIS AGREEMENT AND THAT NO WARRANTIES ARE MADE BY ANY OF WEBMD’S SUPPLIERS OR AGENTS.

6.5 ABF EXPRESSLY ACKNOWLEDGES AND AGREES THAT WEBMD IS NOT RESPONSIBLE FOR THE RESULTS OF A USER’S DECISION RESULTING FROM THE USE OF THE TOOLS, THE PERSONAL FINANCIAL RECORD APPLICATION OR ANY DELIVERABLE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, A USER CHOOSING TO SEEK OR NOT TO SEEK PROFESSIONAL MEDICAL CARE, OR A USER CHOOSING OR NOT CHOOSING SPECIFIC TREATMENT BASED ON THE INFORMATION OBTAINED FROM THE TOOLS OR PERSONAL FINANCIAL RECORD APPLICATION.
6.6 ABF acknowledges that the Tools and the personal financial record application are not intended to replace professional medical advice and are not tools for diagnosing the existence of a specific disease in any given individual. ABF further acknowledges that WebMD does not guarantee the accuracy, timeliness or completeness of the information obtained from the Tools, the Personal Financial Record Application or any deliverable hereunder, or warrant any results from using the Tools, the Personal Financial Record Application or any deliverable hereunder. The information may become unreliable for many reasons including subsequent research, findings and test results. Except for WebMD’s obligations under Section 6.2, WebMD is under no obligation to update the information.
6.7 ABF acknowledges that WebMD shall not be responsible for any representation or warranties made by ABF to its customers regarding the Tools, the Personal Financial Record Application or any other deliverable hereunder.
6.8 WebMD makes no guarantees as to the amount of revenues relating to the Tools, the Personal Financial Record Application or any deliverable hereunder, or the number of users of such products.
Section 7. LIMITATION OF LIABILITY.
NO PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY, OR ANY PARTY CLAIMING THROUGH IT, WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE FOR CONSEQUENTIAL, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES, OR ANY LOSS OF PROFIT, REVENUE, DATA OR GOODWILL, WHETHER INCURRED OR SUFFERED AS A RESULT OF UNAVAILABILITY OF THE SERVICE OR OTHERWISE, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR
WILFUL BREACH OF THIS AGREEMENT, BREACH OF CONFIDENTIALITY OR IN CONNECTION WITH AN INDEMNIFICATION OBLIGATION, IN NO EVENT SHALL A PARTY’S AGGREGATE LIABILITY HEREUNDER ARISING OUT OF THIS AGREEMENT EXCEED AN AMOUNT EQUAL TO THE GREATER OF (I) THE AGGREGATE FEES PAID TO WEBMD APPLICABLE TO THE CONTRACT YEAR IN WHICH THE CLAIM OCCURRED, OR (II) THE APPLICABLE TARGET FEES, APPLICABLE TO THE YEAR IN WHICH THE CLAIM OCCURRED. THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION OR CLAIMS IN THE AGGREGATE INCLUDING WITHOUT LIMITATION BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION, INFRINGEMENT, MISAPPROPRIATION AND OTHER TORTS. BOTH PARTIES ACKNOWLEDGE THAT THE FEES SET FORTH IN THIS AGREEMENT REFLECT THE ALLOCATION OF RISK IN THIS AGREEMENT AND THAT NEITHER PARTY WOULD ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS ON LIABILITY.
Section 8. CONFIDENTIALITY AND NON-DISCLOSURE.
The parties agree that, without the express written consent of the other, none of their officers, directors, employees or agents will use or disclose to any third party (other than agents, suppliers, service providers, contractors, consultants and advisors, on a need-to-know basis in connection with such party’s own, proper use) any non-public, proprietary, confidential and/or competitively sensitive information furnished by or obtained from the other party, which he or she has reason to believe is to of a proprietary, confidential and/or competitively sensitive nature, or which the other party designates as confidential at the time of disclosure (“Confidential Information”). Confidential Information includes, but is not limited to, the specific terms of this Agreement, but not the fact that ABF is a client of WebMD that uses WebMD’s services, or that WebMD is a supplier/service provider of ABF. The foregoing obligations of non-use and non-disclosure shall not apply to, and a party’s proprietary rights as outlined hereunder shall not apply to, any materials or information (i) that the receiving party can show is in the public domain through no fault of the receiving party, (ii) that was properly known by the receiving party without obligations of confidentiality prior to disclosure by the disclosing party, (iii) that was independently developed by the receiving party without reference to the Confidential Information of the disclosing party, or (iv) which is publicly disclosed to the receiving party by a third party without obligations of confidentiality. ABF specifically agrees not to copy or distribute the Tools without the prior written consent of WebMD. However, Confidential Information does not include End Users’ personal information, the confidentiality of which is governed by Section 9 of this Agreement.
Section 9. PROTECTION OF END USER DATA.
9.1. WebMD shall enter into the subcontractor business associate agreement attached as Schedule E with ABF prior to WebMD’s receipt of any PHI from an End User. Subject to applicable law, WebMD shall have access to and use of End User data and shall have the right to use such data on an individual End User basis solely to fulfill its obligations under this Agreement. WebMD reserves the right to use Aggregate Data for any purpose, but in no event shall WebMD use such data in a manner that identifies an End User, Customer or ABF. WebMD shall provide to End Users a privacy policy, attached hereto as Schedule F, which privacy policy may be amended from time to time by the WebMD and ABF as required to comply with applicable law, rule or regulation.
9.2. WebMD will provide ABF (or its designated representative) with electronic Reports in WebMD’s standard format comprised of Aggregate Data that can be accessed online via ABF’s confidential password on such terms as agreed to by parties, unless otherwise provided for herein.
9.3. Each party shall be responsible for complying with the confidentiality and privacy statements and other such policies as displayed in connection with the Tools and the Customized Pages and as agreed to in this Agreement.
Section 10. INDEMNIFICATION.
10.1 WebMD will indemnify, defend and hold harmless, at its own expense, any claims, suits, losses, damages, liabilities, costs, expenses and actions against ABF and its affiliates and its and their respective officers, directors, officers, employees, agents, successors and assigns brought by a third party based upon a claim that the Tools, or the Personal Financial Record Application when used in accordance with this Agreement, infringe any proprietary right of any third party, and WebMD will pay those costs and damages finally awarded against ABF (including attorneys’ fees) in any such action that are specifically attributable to such claim or those costs and damages agreed to in a monetary settlement of such action; provided, however, that WebMD shall have no obligation pursuant to the foregoing indemnification provision to the extent that any claim is based on (a) any use of the Tools or Personal Financial Record Application in violation of this Agreement, (b) any use of the Tools or Personal Financial Record Application in conjunction with any third party product, data, hardware or software not provided by WebMD, or (c) any ABF Content or ABF Marks. If ABF’s use is enjoined by reason of an infringement claim, WebMD’s sole obligation shall be to either (i) procure the right for ABF to continue using the Tools, (ii) replace or modify the components of the Tools subject to the infringement claim with non-infringing components of substantially equivalent functionality, or (iii) if neither of the above are available, to refund to ABF a prorata portion, if any, of the unused fees prepaid for access to the Tools or Personal Financial Record Application. The foregoing states the entire liability of WebMD with respect to any infringement claims and ABF hereby expressly waives any other such liabilities.
10.2. ABF will indemnify, defend and hold harmless WebMD and its affiliates and its and their respective officers, directors, officers, employees, agents, successors and assigns with respect to any claim, suit, loss, liability, demand, cause of action, debt or liability, including reasonable attorneys’ fees, to the extent that it is based upon: any third party claim that related to or arising from a breach of any of ABF’s representations, warranties obligations, covenants or agreements hereunder or the negligence or willful misconduct of ABF.
10.3. A party seeking indemnification hereunder shall give the party from whom indemnification is sought reasonably prompt notice of the relevant claim; provided, however, that failure to provide such notice shall not relieve the indemnifying party from its liability or obligation hereunder except to the extent of any material prejudice directly resulting from such failure. The indemnified party shall have the right to participate in the proceeding at its own expense.
Section 11. DISPUTE RESOLUTION
11.1 In an effort to resolve informally and amicably any claim or controversy arising out of or related to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, each party shall notify the other of any difference or dispute hereunder that requires resolution. ABF and WebMD shall each designate an executive officer to investigate, discuss and seek to settle the matter between them. If the two are unable to settle the matter within 30 days after such notification, or such longer time period as they shall agree upon, either party may initiate final and binding arbitration, in accordance with Section 11.2 to resolve such matter, which the parties agree is the sole and exclusive procedure for any such dispute, except as otherwise provided therein. All offers, promises, negotiations, conduct and/or statements, whether oral or written, made in the course of the settlement discussions contemplated by this Section 11.1 by any of the parties, their agents, employees, experts and/or attorneys are, and shall be deemed, confidential, and made executed and delivered solely for the purposes of settlement or compromise, and inadmissible for any purpose, including, without limitation, impeachment, in any arbitration or other proceeding involving the parties or any third parties, or in any court or forum whatsoever, provided however that the use of a statement or information as contemplated in a settlement under this Section 11.1 that would be admissible or discoverable shall not be rendered inadmissible or non-discoverable solely as a result of such use.
11.2 The following process shall be followed if, and after, the informal procedures in Section 11.1 above do not result in a resolution of the matter. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate (collectively, a “Claim”), shall be determined by binding arbitration in New York, New York before three arbitrators. The arbitration shall be administered (including selection of the arbitrators) by JAMS (www.jamsadr.com) pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction permitted under the terms of this Section 11.1. In the event of any Claim under this Agreement or the enforcement of any right under this Agreement by either party, regardless of whether WebMD or ABF prevails, each party hereby agrees that it shall be responsible for all its own costs and expenses relating thereto, including the reasonable attorneys fees and expenses of attorneys and other professionals it may retain. The parties hereby agree to submit to the exclusive personal and subject matter jurisdiction and to the venue of the Supreme Court of the State of New York, County of New York, for all purposes associated with this Agreement, including the agreement to arbitrate, enforcing the agreement to arbitrate, and seeking provisional relief pending award and entering judgment upon the award. Nothing contained in this Section shall preclude the arbitrators from granting, where appropriate, injunctive or other provisional relief pending a final award. Notwithstanding the provisions of Section 11, either party may pursue any provisional remedy (including but limited to preliminary injunctive relief) to either restrain or mandate certain conduct in the courts designated in this
Section. The parties shall have the right to obtain such provisional injunctive relief from a court of law designated in this Section pending the determination and award in the arbitration proceeding. If JAMS is no longer available or is unwilling to accept the designation provided hereunder, the parties shall mutually agree upon a substitute professional neutral administrator to replace JAMS.
Section 12. MISCELLANEOUS
12.1 Nothing in this Agreement is intended to require either party to terminate existing contractual relationships with any third party, and such agreements shall remain in effect on the terms and conditions in existence as of the date hereof.
12.2 The parties hereto agree that irreparable damage would occur in the event any provision of the Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
12.3 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
12.4 Amendments to this Agreement shall be in writing and must be signed by both parties to be effective.
12.5 No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
12.6 All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section 12.6.
If to Envoy/ABF:
Envoy Corporation
699 River Drive Center 2,
Elmwood Park, NJ 07407
Attn: General Counsel

If to Master LLC:
c/o Envoy Corporation
699 River Drive Center 2,
Elmwood Park, NJ 07407
Attn: General Counsel
If to WebMD:
WebMD Health Corp.
111 Eighth Avenue
New York, NY 10011
Attn: General Counsel
or at such other address as may be substituted by notice given as herein provided.
12.7 No party shall assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as hereinafter provided. In addition, in the event of any sale, transfer, change of control or other disposition, restructuring or reorganization of ABF, Envoy or Master LLC or their businesses (including by way of stock sale, by sale of all or substantially all its assets or by any other means or manner or structure) to a third party, Master LLC, ABF, Envoy and their businesses shall continue to be subject to the obligations applicable to it and its business under this Agreement. This Agreement shall remain in effect in accordance with its terms regardless of the percentage ownership, if any, that Emdeon holds of WebMD, and regardless of any sale, transfer, change of control or other disposition, restructuring or reorganization of Emdeon or WebMD or any of their respective businesses (including by way of stock sale, by sale of all or substantially all its assets or by any other means or manner or structure). The Purchaser agrees to ensure the compliance by ABF with ABF’s obligations hereunder.
12.8 No person other than the parties hereto and their successors and permitted assigns are intended or shall be deemed to be a beneficiary of this Agreement.
12.9 The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
12.10 If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
12.11 This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
12.12 The parties hereto are independent contractors engaged in the operation of their own respective business. Neither party is, or is to be considered as, the agent or employee of the other for any purpose whatsoever. Neither party has the authority to enter into contracts or assume any obligations for the other party or make any warranties or representations on behalf of the other party. Nothing in this agreement shall be construed to establish a relationship or joint venturers between the parties.
12.13 The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.
12.14 Each party will use reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.
12.15 Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereto hereby waive the benefit of any rule of law or any legal decision that would require, in cases of uncertainty, that the language of a contract should be interpreted most strongly against the party who drafted such language.

Glossary
“Aggregate Data” will mean a set or compilation of data collected by WebMD from a group of End Users and that does not include any individual End User’s personally identifiable information.
“Contract Year” will mean, in respect of the first year, the twelve (12) month period commencing on the first Launch Date, and in respect of the second and successive years, the twelve month period commencing upon expiration of the preceding Contract Year.
“Customer” will mean any health plan or third party administrator with whom ABF has entered into an agreement whereby such health plan or third party administrator purchases ABF Services from ABF for its members and their dependents.
“Customized Page(s)” will mean an Internet site that (i) contains the Tools, (ii) is personalized and branded to incorporate ABF’s look and feel, including ABF Content and ABF Marks, in accordance with the specifications set forth in Schedule C, and (iii) is branded on each page with WebMD Marks.
“Data Interchange” will mean the electronic transmission of data between WebMD and ABF based upon WebMD’s data interchange specifications.
“End User” will mean an Participating Member and those dependents of any such Participating Member who have attained the age of eighteen (18).
“Enhancements” will mean updates to the Tools that are automatically added by WebMD to ABF’s implementation on the release date of the Enhancement for no additional charge to its customers generally.
“ABF Content” will mean the content and promotional material ABF from time to time provides to WebMD to use in connection with the Customized Pages, including, but not limited to, editorial and informational content, and the content specific to the look and feel of ABF’s navigational tool bars, etc.
“ABF Marks” will mean ABF’s trademarks, service marks, trade names, and logos.
“Launch Date” will mean the date of the closing of the transaction contemplated by the Agreement and Plan of Merger among Emdeon, Master LLC, EBS Holdco, Inc., MediFax-EDI Holding Company, EBS Acquisition LLC, GA EBS Merger LLC and EBS Merger Co.
“New Product” or “New Service” will mean modules, functions, products or services that are not covered under this Agreement on the Effective Date and that are added after the Effective Date.
“Participating Member” will mean an authorized member of Customer, included in the Customer’s monthly fee calculation, who is permitted to use the Tools through the Site by virtue of electing to utilize ABF’s electronic member-centric transaction services and any authorized member of a Customer referred to in Section 2.8(ii) who is eligible to access and permitted to use the Tools.
“PHI” will mean protected health information, which will have the meaning assigned to it in the Health Insurance Portability and Accountability Act of 1996 and implementing regulations.
“Reports” will mean End User Aggregate Data provided to ABF by WebMD as described herein.
“Tools” will mean those proprietary interactive online personal health management products and services (including the related databases and content), developed, implemented, and hosted by WebMD and provided to ABF hereunder to be made available at the Site(s) and for the End Users and more specifically identified in Section I and Section II of Exhibit A (and more detailed descriptions of each of the Tools set forth in Section I and II are set forth in Exhibit B).
“WebMD Marks” will mean WebMD’s trademarks, service marks, trade names, and logos.
“Promotional Material” will mean any promotional material that WebMD may provide to ABF in association with this Agreement.

BY EXECUTING THIS MARKETING PLAN AGREEMENT BELOW, EACH PARTY INDICATES THAT IT HAS READ, UNDERSTANDS AND AGREES TO BE LEGALLY BOUND BY THIS AGREEMENT, INCLUDING THE ATTACHED TERMS AND CONDITIONS.

WebMD Health Corp:
By:	/s/ Douglas W. Wamsley
Douglas W. Wamsley
Executive Vice President

EBS Master LLC
By: EBS Holdco, Inc., its sole member

By:	/s/ Charles A. Mele
Charles A. Mele
Executive Vice President

Advanced Business Fulfillment LLC:
By:	/s/ Charles A. Mele
Charles A. Mele
Executive Vice President

ENVOY Corporation:
By:	/s/ Charles A. Mele
Charles A. Mele
Executive Vice President